UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2021

ENVERIC BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 302-1707

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ENVB	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2021, John M. Van Buiten resigned from his position as Enveric Biosciences, Inc.’s (the “Company”) chief financial officer, effective May 15, 2021. Mr. Buiten’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On April 9, 2021, Carter J. Ward, 56, was appointed as the Company’s chief financial officer, effective May 15, 2021 (the “Effective Date”).

From July 1, 2009 until April 2021, Mr. Ward served as chief financial officer, secretary, and treasurer of Elite Pharmaceuticals, Inc. Prior to joining Elite Pharmaceuticals, Inc., from July 2005 to April 2009, Mr. Ward filled multiple finance and supply chain leadership roles with the Actavis Group and its U.S. subsidiary, Amide Pharmaceutical, Inc. From September 2004 to June 2005, Mr. Ward was a consultant, mainly engaged in improving internal controls and supporting Sarbanes-Oxley compliance of Centennial Communications Corp., a Nasdaq-listed wireless communications provider. From 1999 to September 2004, Mr. Ward was the chief financial officer for Positive Healthcare/Ceejay Healthcare, a U.S.-Indian joint venture engaged in the manufacture and distribution of generic pharmaceuticals and nutraceuticals in India. Mr. Ward began his career as a certified public accountant in the audit department of KPMG and is a Certified Supply Chain Professional. Mr. Ward holds a B.S. in Accounting from Long Island University, Brooklyn, NY, from where he graduated summa cum laude.

In connection with Mr. Ward’s appointment as chief financial officer, Mr. Ward entered into an employment agreement with the Company on April 9, 2021 (the “Ward Employment Agreement”), effective as of May 15, 2021, pursuant to which Mr. Ward will receive a base salary of $295,000 (“Base Salary”) and is eligible to receive annual performance bonuses of up to 50% of his Base Salary, as determined from time-to-time by the Company’s board of directors. Additionally, Mr. Ward will receive 525,000 restricted stock units (“RSUs”), 262,500 of such RSUs shall be subject to time-based vesting (the “Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Performance RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan. The Time Based RSUs shall vest in quarters on each anniversary of the Effective Date, and the Performance RSUs shall vest based on the achievement of performance milestones established by the Company.

The Ward Employment Agreement will remain in effect until terminated by either party, unless the Company or Mr. Ward delivers advance written notice of termination to the other party at least 30 days prior. In addition, the Ward Employment Agreement is subject to early termination by him or the Company in accordance with the terms of the Ward Employment Agreement.

Pursuant to the Ward Agreement, if Mr. Ward’s employment is terminated by the Company without cause or by Mr. Ward for good reason, then the Company must pay Mr. Ward, in addition to any then-accrued and unpaid obligations owed to him, 12 months of his then-current base salary.

The Ward Employment Agreement also contains covenants restricting Mr. Ward from soliciting the Company’s employees or customers for a period of 12 months after the termination of Mr. Ward’s employment with the Company and prohibiting him from disclosure of confidential information regarding the Company at any time.

The foregoing summary description of the Ward Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

On April 12, 2021, the Company issued a press release announcing Mr. Ward’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
Exhibit 10.1	Employment Agreement between Carter J. Ward and the Company, effective May 15, 2021
Exhibit 99.1	Press Release, dated April 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVERIC BIOSCIENCES INC.

Date: April 12, 2021	By:	/s/ David Johnson
David Johnson
Chief Executive Officer